Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Fourth Quarter 2007

Revenue and Earnings Above Forecast;

Issues First Quarter 2008 Guidance

Highlights:

•	Completed LogistiCare acquisition

•	Successful bank syndicate and convertible offering

•	Vanderbilt study released showing 81% success rate

•	Fourth quarter revenue of $99 million was 41% ahead of $70 million guidance, $23 million from LogistiCare and $6 million from social services segment

•	Fourth quarter diluted earnings per share of $0.35, ahead of guidance

TUCSON, ARIZONA – March 12, 2008 — The Providence Service Corporation (Nasdaq: PRSC) today announced results for the fourth quarter and calendar year ended December 31, 2007.

For the fourth quarter of 2007, the Company reported revenue of $98.7 million, an increase of 76% from $55.9 million for the comparable period in 2006 including an increase of 36% in its social services segment and above the Company’s guidance of $70 million. The higher than anticipated revenue was in large part due to the timing of the LogistiCare transaction closing, which occurred in the first week of December after a faster than anticipated Hart, Scott, Rodino review. LogistiCare added $22.9 million of revenue to the fourth quarter and year.

Operating income was $8.9 million in the quarter, a substantial increase from just over $1.0 million in the year ago period. Net income was $4.3 million, or $0.35 per diluted share, in the quarter ended December 31, 2007, exceeding the high end of guidance issued in conjunction with the release of third quarter results. LogistiCare’s contribution to earnings in the quarter after deal related expenses, debt service and the amortization of intangible value was negligible. In the year ago quarter ended December 31, 2006, net income was $669,000, or $0.05 per diluted share. Providence’s direct client census grew to over 52,000 at December 31, 2007 from over 48,000 at December 31, 2006, and the Company had over five million individuals eligible to receive services under its non-emergency transportation

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

capitated contracts. The number of direct contracts increased to 638 at December 31, 2007 from 558 at December 31, 2006.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 20% to $59.9 million for the quarter ended December 31, 2007 from $49.9 million for the prior year period. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to nearly 24,000 at December 31, 2007 as compared to approximately 23,000 at December 31, 2006. Contracts of managed entities grew from 310 to 320 year over year.

For the full year, revenue increased 49% to $285.2 million from $191.9 million for the year ago period. Operating income gained 67% to $25.7 million for 2007 compared to $15.4 million in 2006. Net income was $14.4 million, or $1.19 per diluted share, for the year ended December 31, 2007 compared to net income of $9.4 million, or $0.80 per fully diluted share, for the year ended December 31, 2006. Managed entity revenue was $225.0 million and $187.1 million in 2007 and 2006, respectively.

“We are proud to have had such a successful year,” said Fletcher McCusker, Chairman and CEO. “We continue to have incredible payer loyalty, having never lost a government contract, and very predictable revenue and expenses. Equally exciting, we have just announced the results of a three year study of our services by Vanderbilt University indicating that we are successful with our clients 81% of the time, having stabilized and/or improving their level of functioning. We are creating value for our shareholders, creating meaningful change with our clients and maintaining a highly predictable business. The LogistiCare services have begun to create more demand on our services and as we move forward together in 2008 as the largest provider of community based social services in the country, we see continued opportunities and synergies.”

Guidance

The Company anticipates first quarter 2008 revenue of approximately $170 million with earnings per share of $0.30 after recording discretionary management bonuses of $1.6 million, to be paid as part of the Compensation Committee’s executive retention plan which was based on a salary survey conducted by Mercer. The Company expects this bonus to be offset by the annual savings to interest expense as the result of a lower LIBOR rate. While at the current time the Company has no change to its prior 2008 annual guidance of $673 million in revenue and $1.45 to $1.50 in diluted earnings per share, it will provide guidance for the remaining three quarters of 2008 after it has more visibility into the July procurement cycle.

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Providence Service Corporation

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT) tomorrow, Thursday, March 13, 2008 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 713-4199, or for international callers (617) 213-4861 and by using the passcode 27757306. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PB7HLV3PU. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 20, 2008 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 34828565.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. At the time of the closing of the LogistiCare acquisition in December 2007, it was estimated that the combined company would provide a range of services to approximately 76,000 clients, with approximately 7.2 million individuals eligible to receive the Company’s services related to its LogistiCare operations, through approximately 900 contracts and would have a nearly $1 billion book of business with managed entities capable of servicing over 8 million eligible members.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues:
Home and community based services	$63,355	$45,395	$216,583	$152,067
Foster care services	7,103	5,814	25,648	21,913
Management fees	5,340	4,729	20,069	17,877
Non-emergency transportation services	22,867	—	22,867	—

	98,665	55,938	285,167	191,857
Operating expenses:
Client service expense	78,883	47,474	223,591	149,516
General and administrative expense	9,091	6,439	30,875	23,437
Depreciation and amortization	1,787	1,011	4,989	3,463

Total operating expenses	89,761	54,924	259,455	176,416

Operating income	8,904	1,014	25,712	15,441
Other (income) expense:
Interest expense	2,259	134	3,071	855
Interest income	(492)	(534)	(1,470)	(1,456)

Income before income taxes	7,137	1,414	24,111	16,042
Provision for income taxes	2,842	745	9,722	6,661

Net income	$4,295	$669	$14,389	$9,381

Earnings (loss) per common share:
Basic	$0.35	$0.05	$1.21	$0.82

Diluted	$0.35	$0.05	$1.19	$0.80

Weighted-average number of common shares outstanding:
Basic	11,909,708	12,165,751	11,744,856	11,472,408
Diluted	12,130,380	12,323,736	11,926,575	11,676,323

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$35,379	$40,703
Accounts receivable-billed, net of allowance of $2.6 million and $5.3 million	65,852	36,148
Accounts receivable - unbilled	2,250	2,134
Management fee receivable	10,166	7,342
Other receivables	2,524	881
Notes receivable	563	975
Notes receivable from related party	1,734	—
Restricted cash	8,842	2,300
Prepaid expenses and other	9,554	4,284
Deferred tax assets	5,390	966

Total current assets	142,254	95,733
Property and equipment, net	11,562	2,784
Notes receivable, less current portion	880	739
Goodwill	280,710	56,656
Intangible assets, net	98,254	29,037
Restricted cash, less current portion	6,461	6,211
Other assets	12,158	1,175

Total assets	$552,279	$192,335

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$8,950	$332
Accounts payable	14,035	2,902
Accrued expenses	36,638	21,588
Accrued transportation costs	24,576	—
Deferred revenue	4,062	791
Reinsurance liability reserve	8,344	2,986

Total current liabilities	96,605	28,599
Long-term obligations, less current portion	236,469	619
Deferred tax liabilities	30,896	4,061

Total liabilities	363,970	33,279
Non-controlling interest	7,649	—
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,756,392 and 12,171,127 issued and outstanding (including treasury shares)	13	12
Additional paid-in capital	159,177	141,381
Common stock subscription receivable	(715)	—
Retained earnings	32,351	17,962
Accumulated other comprehensive income	1,093	—

	191,919	159,355
Less 612,026 and 146,905 treasury shares, at cost	11,259	299

Total stockholders’ equity	180,660	159,056

Total liabilities and stockholders’ equity	$552,279	$192,335

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2007	2006
Operating activities
Net income	$14,389	$9,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,578	1,076
Amortization	3,411	2,387
Amortization of deferred financing costs	291	158
Deferred income taxes	(502)	(317)
Stock based compensation	2,407	472
Excess tax benefit upon exercise of stock options	(680)	—
Reserve on note receivable	100	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(243)	(10,677)
Management fee receivable	(3,595)	(855)
Other receivable	(157)	1,517
Reinsurance liability reserve	1,166	1,127
Prepaid expenses and other	(823)	158
Accounts payable and accrued expenses	9,146	2,610
Accrued transportation costs	(6,293)	—
Deferred revenue	(1,991)	(237)

Net cash provided by operating activities	18,204	6,800
Investing activities
Purchase of property and equipment	(1,949)	(1,076)
Acquisition of businesses, net of cash acquired	(233,877)	(17,605)
Acquisition earn out payments	(8,299)	—
Restricted cash for contract performance	(1,287)	(6,561)
Purchase of short-term investments, net	(320)	(149)
Working capital advances to third party	—	(251)
Advances to related parties	(2,534)	—
Collection of notes receivable	685	70

Net cash used in investing activities	(247,581)	(25,572)
Financing activities
Repurchase of common stock, for treasury	(10,960)	—
Proceeds from common stock issued pursuant to stock option exercise	2,363	6,507
Excess tax benefit upon exercise of stock options	680	1,909
Proceeds from common stock offering, net	—	59,595
Proceeds from long-term debt	243,000	—
Repayment of long-term debt	(332)	(17,434)
Debt financing costs	(10,888)	(96)

Net cash provided by financing activities	223,863	50,481

Effect of exchange rate changes on cash	190	—

Net change in cash	(5,324)	31,709
Cash at beginning of period	40,703	8,994

Cash at end of period	$35,379	$40,703

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